Exhibit 99(a)(1)(E)

SHORTEL, INC.

SUPPLEMENT TO OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON

FEBRUARY 2, 2009 AT 5:00 P.M., PACIFIC TIME,

UNLESS THE OFFER IS EXTENDED

The summary financial data included in Item 9 of the Offer to Exchange, as amended, has been updated to include additional balance sheet information. The following table summarizes certain of our consolidated financial data.

The following selected financial data should be read in connection with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere on our Form 10-K for the fiscal year ended June 30, 2008 and our Form 10-Q filed for the quarter ended September 30, 2008, each of which is incorporated by reference. Our historical results are not necessarily indicative of the results to be expected in any future period.

	Three Months Ended September 30,		Year Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts)
Revenue:
Product	$30,014	$28,125	$110,496	$87,095
Support and services	5,846	3,850	18,233	10,732

Total revenue	35,860	31,975	128,729	97,827
Cost of revenue:
Product(1)	9,986	9,404	37,451	29,751
Support and services(1)	2,914	2,159	9,994	6,837

Total cost of revenue	12,900	11,563	47,445	36,588

Gross profit	22,960	20,412	81,284	61,239
Operating expenses:
Research and development(1)	7,786	6,207	26,691	17,224
Sales and marketing(1)	11,148	8,322	37,780	26,126
General and administrative(1)	6,010	3,723	17,420	11,673

Total operating expenses	24,944	18,252	81,891	55,023

Operating income (loss)	(1,984)	2,160	(607)	6,216
Other income — net	432	1,203	4,101	273

Income (loss) before provision for income tax	(1,552)	3,363	3,494	6,489
Income tax provision	(608)	(806)	(861)	(408)

Net income (loss)	(2,160)	2,557	2,633	6,081
Accretion of preferred stock	—	—	—	(50)

Net income (loss) available to common stockholders	$(2,160)	$2,557	$2,633	$6,031

Net income (loss) per common share available to common stockholders(2):
Basic	$(0.05)	$0.06	$0.06	$0.70

Diluted	$(0.05)	$0.06	$0.06	$0.17

Shares used in computing net income (loss) per share available to common stockholders:
Basic	43,318	41,881	42,413	8,565
Diluted	43,318	44,989	44,861	35,581
(1) Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Year Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Cost of product revenue	$22	$8	$59	$12
Cost of support and services revenue	194	58	503	99
Research and development	722	254	1,885	384
Sales and marketing	973	451	2,358	533
General and administrative	801	294	2,135	1,658

Total stock-based compensation expense	$2,712	$1,065	$6,940	$2,686

(2)	See Note 3 to our consolidated financial statements for a description of the method used to compute basic and diluted net income (loss) per share available to common stockholders, which gives effect to the 1-for-10 reverse split of our outstanding common stock on June 22, 2007.

Effective July 1, 2006, we adopted SFAS 123(R) “Share-Based Payment.” Stock-based compensation expense for years prior to fiscal 2007 was calculated based on provisions of APB 25 “Accounting for Stock Issued to Employees.”

	As of
	September 30,		June 30,
	2008	2007	2008	2007
	(In thousands)
Consolidated balance sheet data:
Cash and cash equivalents and short-term investments	$107,107	$99,192	$102,811	$17,326
Current assets	142,319	130,147	141,791	47,166
Current liabilities	30,912	23,073	29,798	24,148
Working capital	111,407	107,074	111,993	23,018
Current assets	142,319	130,147	141,791	47,166
Non-current assets	7,178	3,489	6,006	5,868
Total assets	149,497	133,626	147,797	53,034
Non-current liabilities	5,065	4,441	4,786	4,374
Redeemable convertible preferred stock	—	—	—	56,341
Total stockholders’ equity (deficit)	113,520	106,122	113,213	(31,829)

	Three Months Ended September 30,		Year Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Summary cash flow data:
Cash flows provided by operating activities	$5,695	$3,731	$8,153	$7,910
Cash flows provided by (used in) investing activities	5,030	(679)	(36,519)	(2,224)
Cash flows provided by (used in) financing activities	39	78,814	79,712	(693)

	Three Months Ended September 30,		Year Ended June 30,
	2008	2007	2008	2007
	(In thousands)
Ratio of earnings to fixed charges:
Interest factor in rental expenses	$100	$50	$400	$175

Fixed Charges:	100	50	400	175

Income (loss) before income taxes	$(1,552)	$3,363	$3,494	$6,489

Fixed Charges:	100	50	400	175

Earnings (loss)	$(1,452)	$3,413	$3,894	$6,664
Ratio of earnings to fixed charges	*	68.3	9.7	38.1

*	Earnings are inadequate to cover fixed charges in this period.

The book value per share of our common stock as of September 30, 2008 was $2.61.

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